Exhibit 99.1

For Release: July 26, 2010

Contact: Lisa Razo, Merchants Bank, at (802) 865-1838

Merchants Bancshares, Inc. Announces Record Results

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $4.59 million and $8.42 million, or diluted earnings per share of $0.74 and $1.37 for the quarter and six months ended June 30, 2010, respectively. This compares with net income of $2.06 million and $4.97 million or diluted earnings per share of $0.34 and $0.82 for the same periods in 2009. Merchants previously announced the declaration of a dividend of $0.28 per share, payable August 12, 2010, to shareholders of record as of July 29, 2010. The return on average assets was 1.29% and 1.19% for the quarter and six months ended June 30, 2010, respectively, compared to 0.61% and 0.74% for the same periods in 2009. The return on average equity was 19.40% and 18.02% for the quarter and six months ended June 30, 2010, respectively, compared to 9.87% and 12.14% for the same periods in 2009.

“This represents another record quarter for our company. Absent the net impact of securities gains and losses, net income is up 51% compared to the first six months of 2009,” commented Michael R. Tuttle, Merchants’ President and Chief Executive Officer.

Merchants’ taxable equivalent net interest income was $12.90 million for the second quarter of 2010, and $25.32 million for the first half of 2010, compared to $12.41 million for the second quarter of 2009 and $24.77 million for the first half of 2009. Merchants’ taxable equivalent net interest margin was unchanged at 3.81% for the second quarter of 2010 compared to the same period in 2009, and decreased by seven basis points to 3.77% for the first half of 2010 from 3.84% for the same period in 2009. The margin for the first half of 2010 was negatively impacted by three basis points by the accelerated premium amortization related to the Fannie Mae and Freddie Mac delinquent loan buy back program discussed in our first quarter earnings release.

Merchants’ earnings for the second quarter and first half of 2010 were positively impacted by security gains and improvements in asset quality. Merchants recognized $503 thousand and $1.13 million in pre-tax security gains during the second quarter of 2010, and during the first half of 2010, respectively. As a result of improved overall credit quality Merchants reduced its provision for loan losses to zero for the second quarter of 2010, and $600 thousand for the first half of 2010, compared to $2.00 million for the second quarter of 2009 and $2.90 million for the first half of 2009. Merchants’ quarterly average loans for the second quarter of 2010 were $911.21 million, an increase of $15.23 million over the second quarter of 2009, and ending balances at June 30, 2010 were $895.82 million, a decrease of $22.72 million from 2009 year-end balances. The majority of the decrease at June 30, 2010 was driven by the seasonal influence of municipal cash flows; municipal loan balances increased to $54.25 million on July 1, 2010.

The following table summarizes the components of Merchants’ loan portfolio as of the periods indicated:

(In thousands)	June 30, 2010	March 31, 2010	December 31, 2009
Commercial, financial and agricultural loans	$ 109,805	$ 109,352	$ 113,980
Municipal loans	31,940	48,862	44,753
Real estate loans – residential	435,070	433,579	435,273
Real estate loans – commercial	279,958	281,135	290,737
Real estate loans – construction	30,864	27,864	25,146
Installment loans	7,387	7,276	7,711
All other loans	795	801	938
Total loans	$ 895,819	$ 908,869	$ 918,538

“Loan demand remained soft during the first half of 2010; in addition, many of our existing customers are continuing to pay down debt. At the same time we have also chosen to reduce our exposure to certain credits. However, the new business pipeline is at the highest level we have seen for the past several quarters. We have added five experienced people to the commercial division this year. We expect this to produce added activity and increased loan balances in the second half of 2010,” commented Mr. Tuttle.

Merchants’ investment portfolio totaled $421.43 million at June 30, 2010, an increase of $12.62 million from the December 31, 2009 ending balance of $408.81 million. Merchants has been working to redeploy excess cash into the investment portfolio, but has found it challenging to find high quality investments at an acceptable yield in the current environment. Merchants took advantage of very favorable pricing and sold two of its mortgage backed securities and one callable agency bond during the quarter with a total par value of $9.63 million for a pre-tax gain of $503 thousand.

Both ending and quarterly average deposits were essentially flat at approximately $1.04 billion for the second quarter of 2010 compared to the fourth quarter of 2009. Since the end of 2009, there has been some migration from time deposit categories, which have decreased $20.77 million, into Savings, NOW and money market accounts, which have increased $15.42 million. Relationships continue to be added across all business lines, with notable growth within government and business banking. Average short-term repo balances were $13.50 million higher for the second quarter of 2010, compared to the fourth quarter of 2009.

As mentioned previously, Merchants did not record a provision for credit losses during the second quarter of 2010 and recorded a $600 thousand provision for credit losses during the first quarter of 2010 compared to $2.00 million for the second quarter of 2009 and $2.90 million for the first half of 2009. Merchants recorded net recoveries during the second quarter of 2010 of $195 thousand. Additionally, Merchants’ non-performing loans decreased to $8.33 million at June 30, 2010 from $14.48 million at December 31, 2009, and Merchants’ classified loan totals have been steadily decreasing over the course of 2010.

Total loans 30 to 89 days past due at June 30, 2010 were $2.29 million or 0.26% of total loans. Although this represents an increase over prior periods, Merchants’ delinquency levels remain very low.

Quarter Ending:	30-89 Days
June 30, 2010	0.26%
March 31, 2010	0.14%
December 31, 2009	0.09%
June 30, 2009	0.09%

Merchants’ residential mortgage loan portfolio has continued to perform well throughout the recent and continuing economic turmoil. Residential loans 30 to 89 days past due at June 30, 2010 totaled 13 basis points as a percentage of residential mortgages, consistent with prior periods and total past due residential loans, including non-accruing mortgages, were 49 basis points as a percentage of residential mortgages.

“The positive trend in asset quality continued during the second quarter. Total nonperforming assets have been reduced $6.36 million from December 31, 2009 with $920 thousand of the reduction in the second quarter of 2010. Current trends are very encouraging and our outlook on credit quality remains positive based on recent developments. We were also pleased to receive a $419 thousand recovery on a previously charged off loan shortly after the quarter closed, which will be recorded in the third quarter,” stated Mr. Tuttle.

Total noninterest income increased to $3.16 million and $6.07 million for the second quarter and first six months of 2010, respectively, from $2.41 million and $4.34 million for the same periods in 2009. Excluding net gains (losses) on security sales and a first quarter other than temporary impairment loss, noninterest income increased to $2.65 million and $4.93 million for the quarter and six months ended June 30, 2010, respectively, compared to $2.41 million and $4.54 million for the same periods in 2009. Trust Company income increased to $1.05 million for the first half of 2010 compared to $814 thousand for the first half of 2009, and net debit card income increased to $1.42 million for the first half of 2010 compared to $1.09 million for the first half of 2009.

Total noninterest expense decreased slightly to $9.62 million and $19.09 million for the second quarter and first half of 2010, respectively, compared to $10.34 million and $19.88 million for the same periods in 2009. There were a number of increases and decreases that contributed to this overall decrease. Salaries and wages increased to $3.91 million and $7.61 million for the second quarter and first half of 2010, respectively, compared to $3.20 million and $6.63 million for the same periods in 2009. Merchants’ strong results for the first half of 2010 have lead to a higher incentive accrual for 2010 compared to the accrual at June 30, 2009. Additionally, loan origination fees, an offset to salary expense, have been much lower in 2010 compared to 2009 as residential loan originations and refinancing activity have slowed. Merchants’ FDIC insurance expense for 2010 is less than 2009 as a result of the $625 thousand special assessment recorded during the second quarter of 2009. Additionally, Merchants booked expense recoveries and gains related to the sale of OREO property of $234 thousand for the second quarter of 2010, and $552 thousand year to date, leading to a net year to date expense recovery of $390 thousand. This compares to $84 thousand in OREO expense for the second quarter of 2009, and $218 thousand for the first six months of 2009. During 2009 expenses were negatively impacted by a $304 thousand prepayment penalty on Federal Home Loan Bank debt.

Michael R. Tuttle, Merchants’ President and Chief Executive Officer; and Janet P. Spitler, Merchants’ Chief Financial Officer, will host a conference call to discuss these earnings results at 10:00 a.m. Eastern Time on Thursday, July 29, 2010. Interested parties may participate in the conference call by dialing (800) 230-1085; the title of the call is Earnings Release for Merchants Bancshares, Inc. Participants are asked to call a few minutes prior to register. A replay will be available until noon on Wednesday, August 4, 2010. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 143117.

Vermont Matters. Merchants Bank strives to fulfill its role as the state’s leading independent community bank through a wide range of initiatives. The bank supports organizations throughout Vermont in addressing essential needs, sustaining community programs, providing small business and job start capital, funding financial literacy education and delivering enrichment through local sports activities.

Merchants Bank was established in 1849 in Burlington, Vermont. Its continuing mission is to provide Vermonters with a statewide community bank that combines a strong technology platform with a genuine appreciation for local markets. Merchants Bank delivers this commitment through a branch-based system that includes: 34 community bank offices and 42 ATMs throughout Vermont; local branch presidents and personal bankers dedicated to high-quality customer service; free online banking, phone banking, and electronic bill payment services; high-value depositing programs that feature Free Checking for Life®, Cash Rewards Checking, Rewards Checking for Business, business cash management, money market accounts, health savings accounts, certificates of deposit, Flexible CD, IRAs, and overdraft assurance; feature-rich loan programs including mortgages, home equity credit, vehicle loans, personal and small business loans and lines of credit; and merchant card processing. Merchants Bank offers a strong set of commercial and government banking solutions, delivered by experienced banking officers in markets throughout the state; these teams provide customized financing for medium-to-large companies, non-profits, cities, towns, and school districts. Merchants Trust Company, a division of Merchants Bank, provides investment management, financial planning and trustee services. Please visit www.mbvt.com for access to Merchants Bank information, programs, and services. Merchants’ stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Some of the statements contained in this press release may constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants’ current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants’ actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants’ control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants’ markets, and changes in the financial condition of Merchants’ borrowers. The forward-looking statements contained herein represent Merchants’ judgment as of the date of this release, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants’ reports filed with the Securities and Exchange Commission.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	06/30/10	12/31/09	06/30/09	12/31/08
Balance Sheets - Period End
Total assets	$ 1,390,956	$ 1,435,248	$ 1,355,583	$ 1,341,210
Loans	895,819	918,538	896,087	847,127
Allowance for loan losses ("ALL")	10,157	10,976	10,605	8,894
Net loans	885,662	907,562	885,482	838,233
Securities available for sale	420,475	407,652	372,876	429,872
Securities held to maturity	955	1,159	1,425	1,737
Federal Home Loan Bank ("FHLB") stock	8,630	8,630	8,630	8,523
Federal funds sold and other short-term investments	5,270	10,270	260	111
Other assets	69,964	99,975	86,910	62,734
Deposits	1,037,072	1,043,319	1,015,398	930,797
Securities sold under agreement to repurchase and other short-term debt	136,461	179,718	83,787	124,408
Securities sold under agreement to repurchase, long-term	54,000	54,000	54,000	54,000
Other long-term debt	31,177	31,215	83,129	118,643
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	13,682	15,365	13,900	13,046
Shareholders' equity	97,945	91,012	84,750	79,697
Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,418,983	$ 1,412,900	$ 1,353,776	$ 1,320,845
Loans	911,211	920,846	895,981	825,395
Allowance for loan losses	10,132	11,510	9,985	8,596
Net loans	901,079	909,336	885,996	816,799
Securities available for sale and FHLB stock	422,988	371,059	385,715	436,712
Securities held to maturity	1,005	1,224	1,511	2,187
Federal funds sold and other short-term investments	22,188	63,553	23,082	2,420
Other assets	71,723	67,728	57,472	62,727
Deposits	1,043,813	1,037,955	1,000,914	946,534
Securities sold under agreement to repurchase and other short-term debt	163,362	148,282	83,949	96,736
Securities sold under agreement to repurchase, long-term	54,000	54,000	54,000	54,000
Other long-term debt	31,203	46,097	96,223	117,996
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	11,426	14,999	14,474	9,845
Shareholders' equity	94,560	90,948	83,597	75,115
Interest earning assets	1,357,393	1,356,682	1,306,289	1,266,714
Interest bearing liabilities	1,190,525	1,180,087	1,149,207	1,110,612
Ratios and Supplemental Information - Period End
Book value per share	$ 16.75	$ 15.65	$ 14.65	$ 13.89
Book value per share (1)	$ 15.89	$ 14.82	$ 13.90	$ 13.15
Tier I leverage ratio	8.02%	7.67%	7.43%	7.42%
Tangible capital ratio (2)	7.04%	6.34%	6.25%	5.94%
Period end common shares outstanding (1)	6,164,006	6,141,823	6,098,608	6,061,182
Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 8,334	$ 14,481	$ 13,650	$ 11,643
Nonperforming assets ("NPAs")	$ 8,778	$ 15,136	$ 14,452	$ 12,445
NPLs as a percent of total loans	0.93%	1.58%	1.52%	1.37%
NPAs as a percent of total assets	0.63%	1.05%	1.07%	0.93%
ALL as a percent of NPLs	122%	76%	78%	76%
ALL as a percent of total loans	1.13%	1.19%	1.18%	1.05%

(1)

This book value and period end common shares outstanding includes 315,738; 326,453; 314,520 and 323,754 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Six Months Ended June 30,
	2010	2009
Balance Sheets - Year to-Date Averages
Total assets	$ 1,414,721	$ 1,348,751
Loans	913,378	881,054
Allowance for loan losses	10,650	9,613
Net loans	902,728	871,441
Securities available for sale and FHLB stock	418,418	404,312
Securities held to maturity	1,055	1,589
Federal funds sold and other short-term investments	21,134	14,127
Other assets	71,386	57,282
Deposits	1,036,538	974,844
Securities sold under agreement to repurchase and other short-term debt	166,520	98,654
Securities sold under agreement to repurchase, long-term	54,000	54,000
Other long-term debt	31,203	105,099
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	12,448	13,650
Shareholders' equity	93,393	81,885
Interest earning assets	1,353,985	1,301,082
Interest bearing liabilities	1,188,447	1,144,919

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended June 30,		For the Six Months ended June 30
	2010	2009	2010	2009
Operating Results
Interest income
Interest and fees on loans	$ 11,602	$ 11,944	$ 23,091	$ 23,712
Interest and dividends on investments	3,855	4,769	7,598	10,036
Total interest and dividend income	15,457	16,713	30,689	33,748
Interest expense
Deposits	1,422	2,680	2,986	5,516
Short-term borrowings	381	47	790	132
Long-term debt	1,013	1,611	2,007	3,384
Total interest expense	2,816	4,338	5,783	9,032
Net interest income	12,641	12,375	24,906	24,716
Provision for credit losses	--	2,000	600	2,900
Net interest income after provision for credit losses	12,641	10,375	24,306	21,816
Noninterest income
Trust Company income	533	413	1,051	814
Service charges on deposits	1,395	1,489	2,634	2,727
Gain (loss) on investment securities, net	503	--	1,212	(205)
Other-than-temporary impairment losses on securities	--	--	(80)	--
Equity in losses of real estate limited partnerships, net	(421)	(461)	(855)	(924)
Other noninterest income	1,145	965	2,103	1,923
Total noninterest income	3,155	2,406	6,065	4,335
Noninterest expense
Salaries and wages	3,906	3,200	7,607	6,625
Employee benefits	1,103	1,334	2,373	2,594
Occupancy and equipment expenses	1,621	1,563	3,231	3,202
Legal and professional fees	664	657	1,255	1,346
Marketing expenses	366	438	681	779
State franchise taxes	295	302	574	600
FDIC Insurance	340	942	720	1,256
Other real estate owned	(196)	84	(390)	218
Other noninterest expense	1,522	1,815	3,036	3,257
Total noninterest expense	9,621	10,335	19,087	19,877
Income before provision for income taxes	6,175	2,446	11,284	6,274
Provision for income taxes	1,589	383	2,869	1,305
Net income	$ 4,586	$ 2,063	$ 8,415	$ 4,969
Ratios and Supplemental Information
Weighted average common shares outstanding	6,161,934	6,094,912	6,156,798	6,081,497
Weighted average diluted shares outstanding	6,162,437	6,097,571	6,157,300	6,084,156
Basic earnings per common share	$ 0.74	$ 0.34	$ 1.37	$ 0.82
Diluted earnings per common share	$ 0.74	$ 0.34	$ 1.37	$ 0.82
Return on average assets	1.29%	0.61%	1.19%	0.74%
Return on average shareholders' equity	19.40%	9.87%	18.02%	12.14%
Net interest rate spread	3.69%	3.63%	3.65%	3.65%
Net interest margin	3.81%	3.81%	3.77%	3.84%
Net recoveries (charge-offs) to Average Loans	0.02%	(0.07%)	(0.19%)	(0.11%)
Net recoveries (charge-offs)	$ 195	$ (631)	$ (1,697)	$ (979)
Efficiency ratio (1)	59.63%	59.03%	60.39%	60.32%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:

As of June 30, 2010, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.02 million.